Exhibit 99.1


                  Information Concerning Executive Compensation

     It has been the policy of Citizens Communications Company (the "Company") since the current management took over in late 2004 to emphasize performance based compensation through the payment of bonuses based upon achievement of Company and individual performance goals.

     On February 22, 2007, the Company's Compensation Committee in consultation with Mrs. Maggie Wilderotter, Chairman, President and Chief Executive Officer, approved base salary merit increases for each of the Company's current named executive officers (other than Mrs. Wilderotter), and also approved cash bonuses for 2006 and restricted stock grants for each of those executive officers. On
February 22, 2007, the Company's Compensation Committee approved a base salary merit increase, a cash bonus for 2006 and a restricted stock grant for Mrs.
Wilderotter. Mrs. Wilderotter's compensation was reviewed with and approved by the non-management directors of the Company's Board of Directors.
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

             Name                     2007 Salary (1)      2006 Bonus Amount     Restricted Stock Award
             ----                     ---------------      -----------------     ----------------------
                                            ($)                   ($)                      (#)
Maggie Wilderotter, Chairman,            $900,000              $825,000                     160,000
President and Chief Executive
Officer

Donald R. Shassian,                      $438,000              $350,000                      40,000
Chief Financial Officer

John H. Casey, III,                      $415,000              $410,000                      35,000
Executive Vice President

Daniel J. McCarthy,                      $290,000              $238,000                      35,000
Executive Vice President and
Chief Operating Officer

Peter B. Hayes,                          $292,000              $240,763                      35,000
Executive Vice President,
Sales, Marketing and Business
Development
------------

(1) Includes increases for each of the executive officers named in the table, effective March 1, 2007.
